090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20160468688-59**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **10/25/2016 12:00 PM**
	Entity Number **C13758-1999**

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Ominto, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Section 3 of the Articles of Incorporation should be amended as follows:
Number of Common Shares: 200,000,000
Par Value: $0.001
Number of Preferred Shares: 25,000,000
Par Value: $0.01

The Board of Directors shall have the authority to establish one or more series of Preferred Shares by duly adopted resolution which shall provide for a distinguishing designation for the series of Preferred Shares and the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of stock. For each such series, the Board of Directors shall cause a certificate of designation to be filed with the Secretary of State of Nevada pursuant to subsection 1 of NRS 78.1955 before the issuance of shares of that series.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 50%

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.